FOR IMMEDIATE RELEASE
January 26,2004

Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

Atlantic Liberty Financial Corp.
Reports Earnings for Quarter and Nine Months Ended December 31, 2003, Declares Quarterly Dividend and Initiates 5% Stock Repurchase Program.

BROOKLYN, NY Atlantic Liberty Financial Corp,(Nasdaq:ALFC),the holding company of Atlantic Liberty Savings, F.A.(the Bank) announced earnings of $346,000 or $0.22 per share for the quarter ended December 31, 2003 as compared to $242,000 or $0.15 per share for the quarter ended
December 31, 2002 an increase of 43%. Earnings for the nine months ended December 31, 2003 increased 19% to $1,071,000 or $0.67 per share from $900,000 for the same period in 2002. Earnings per share are calculated beginning with the date of the Banks conversion from mutual to stock form (October 22, 2002.) No earnings per share are reported for periods prior to the conversion.

At its January meeting, the Board of Directors declared a quarterly cash dividend of $0.05 per share to be paid on February 13, 2004 to shareholders of record on January 30, 2004.

The Company also announced today that it is commencing a stock repurchase program to acquire up to 85,550 shares of the Companys Common Stock, which represents approximately 5% of the outstanding Common Stock.

Barry M. Donohue, President and Chief Executive Officer of the Company, stated that the Board of Directors has authorized the repurchase program because the Board considers purchases of the Common Stock by the Company to be an attractive long term investment. According to Mr. Donohue, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

The increase in earnings for the quarter ended December 31, 2003 was primarily due to increases of $ 86,000 in net interest income and $19,000 in non-interest income, decreases of $52,000 in non interest expense and $40,000 in the provision for loan losses, partially offset by an increase of $93,000 in income tax expense. The increase in net interest income for the quarter ended December 31, 2003 compared to the comparable period in 2002 was attributable to an $8.1 million increase in interest earning assets. Our net interest spread was 3.95% for both periods. Our net interest margin for the quarter ended December 31, 2003 compared to the same period in 2002 increased 1 basis point to 4.22% from 4.21%.

Non interest income increased $19,000 due principally to income received from our investment in Bank Owned Life Insurance (BOLI), as to which there was no comparable income in the prior period. The decrease in non interest expense for the quarter ended December 31, 2003 of $52,000 included decreases of $55,000 in salaries and employee benefits and $45,000 in equipment expense, partially offset by increases of $19,000 in legal expense and $21,000 in miscellaneous expense. There was no provision for loan losses during the three month period ended December 31, 2003, while we established a provision of $40,000 for the three month period ended December 31, 2002. The allowance for loan losses was $582,000 or 0.53% of loans outstanding at December 31, 2003 as compared with $484,000 or 0.48% of loans outstanding at December 31, 2002. The allowance for loan losses at December 31, 2003 was 481.7% of non-performing loans and 386.4% of non-performing loans at December 31, 2002.
Non-performing loans represented 0.11% of total loans at December 31, 2003 and 0.12% of total loans at December 31, 2002.

The increase in earnings for the nine months ended December 31, 2003 was primarily due to increases of $432,000 in net interest income and $77,000 in non interest income, as well as a decrease of $40,000 in the provision for loan losses partially offset by increases of $177,000 in non interest expense and $201,000 in income tax expense. The increase in net interest income of $432,000 for the nine months ended December 31, 2003 as compared to the comparable period in 2002 resulted from an increase of $9.1 million in interest earning assets together with an increase in our net interest spread of 7 basis points to 4.14% from 4.07%. Our net interest margin for the nine months ended December 31, 2003 increased 13 basis points to 4.41% from 4.28% in the prior period.

Non-interest income for the nine months ended December 31, 2003 increased $77,000 as compared to the nine months ended December 31, 2002 primarily due to increases of $22,000 in savings and checking account fees and $69,000 in income on our investment in BOLI for which there was no comparable income in the prior period, partially offset by a decrease of $13,000 in loan prepayment penalty fees. The increase in non-interest expense of $177,000 was primarily due to increases of $151,000 in salaries and benefits, $13,000 in Directors compensation, $58,000 in occupancy expenses, $72,000 in legal expense and $65,000 in miscellaneous expense partially offset by a decrease of $181,000 in equipment expense.
There was no provision for losses during the nine month period ended December 31, 2003 versus a provision of $40,000 for the nine month period ended December 31, 2002.

Our assets increased $23.6 million or 17.2% to $160.8 million at December 31, 2003 from $137.2 million at March 31, 2003. During the nine months ended December 31, 2003, net loans receivable increased $9.3 million, or 9.2%, to $109.9 million from $100.7 million. The increase resulted principally from the increased origination of one-to-four family mortgage loans as well as $12.5 million of commercial mortgages, $5 million of which were purchased from other financial institutions.

During the nine months ended December 31, 2003, mortgage-backed securities increased $10.9 million, or 48.0%, to $33.6 million from $22.7 million at March 31, 2003, reflecting new purchases of $19.8 million partially offset by pre-payments and amortization of $ 8.9 million. Other investment securities increased $3.0 million to $4.0 million at December 31, 2003 from $1.0 million at March 31, 2003.

The increase in assets was primarily funded by a net increase in advances from the FHLB of New York of $21.6 million to $23.2 million at December 31, 2003 from $1.6 million at March 31, 2003. In addition, deposits of $107.6 million at December 31, 2003 increased $100,000 or 0.1% from $107.5 million at March 31, 2003. Stockholders equity increased $1.2 million, or 4.6%, to $26.2 million at December 31, 2003 primarily the result of including net income for the nine months ended December 31, 2003 of $1.1 million.